EXHIBIT 99.1

Joint Filer Information

Name of Joint Filer:	Argentia Private Investments Inc.

Address of Joint Filer:	c/o Public Sector Pension Investment Board
1250 René Lévesque Boulevard West, Suite 900
Montréal, Québec H3B 4W8 Canada

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Noodles & Company [NDLS]

Date of Earliest Transaction Required to be Reported	03/03/2014
(Month/Day/Year):

Designated Filer:	Public Sector Pension Investment Board

Dated:  March 03, 2014

Signature:

Argentia Private Investments Inc.

By:	/s/ Marc Lacourcière
	Name:	Marc Lacourcière
	Title:	Vice-President

By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	Vice-President